UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

EOS ENERGY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2024

EOS ENERGY ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39291	84-4290188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3920 Park Avenue

Edison, New Jersey 08820

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (732) 225-8400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EOSE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	EOSEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on June 21, 2024, Eos Energy Enterprises, Inc. (the “Company”) entered into a credit and guaranty agreement (the “Credit Agreement”), by and among the Company, certain of the Company’s subsidiaries as guarantors party thereto, CCM Denali Debt Holdings, LP, acting through Cerberus Capital Management II, L.P. (“Cerberus”), as administrative agent and collateral agent and the lenders party thereto from time to time (the “Lenders”), pursuant to which the Lenders have provided a $210.5 million secured multi-draw facility (the “Delayed Draw Term Loan”) to be made in four installments ($75 million, which was funded on June 21, 2024, and the remainder upon three additional draws), and a $105 million revolving credit facility, to be made available at the Lenders’ sole discretion and only if the Delayed Draw Term Loan is fully funded (the “Revolving Facility” and together with the Delayed Draw Term Loan, the “Facilities”), on terms and subject to conditions set forth in the Credit Agreement. For additional terms of the Credit Agreement and the Delayed Draw Term Loan, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2024 (the “Prior Filing”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Prior Filing.

Upon each draw under the Delayed Draw Term Loan, the Company will issue Warrants and/or Preferred Stock (each as defined in the Prior Filing) in amounts representing predetermined, fully diluted, percentages (an “Applicable Percentage”) of Company common stock, par value $0.0001 per share (the “Common Stock”). Upon any failure to achieve a milestone, in addition to not being able to receive a draw on the Delayed Draw Term Loan unless waived by the Lenders, the Applicable Percentage will be subject to up to a 4.0% increase for all milestone events as to each of the four milestone measurement dates.

On August 28, 2024, the Company and Cerberus mutually confirmed that the Company satisfied all four applicable performance milestones comprising the first milestone (the “First Milestone”) ahead of the August 31, 2024 milestone measurement date (the “First Milestone Measurement Date”), related to the Company’s automated line, materials cost, Z3 technology and backlog/cash conversion, pursuant to the terms of the Credit Agreement. On August 29, 2024, the Company submitted a borrowing request under the Credit Agreement, and the Lenders funded the full amount of the scheduled $30 million draw under the Delayed Draw Term Loan.

In connection with the additional draw and pursuant to the terms and conditions of that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated June 21, 2024, by and between the Company and Cerberus, the Applicable Percentage increased by 4.9%, and as a result the Company issued to Cerberus 7 shares of a newly designated Series A-2 Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock”), with the number of shares of such series having a liquidation value as if such shares were convertible into an aggregate of 28,806,463 shares of Common Stock. Collectively, the Initial Warrant issued on June 21, 2024 and the liquidation values of the Series A-1 Preferred Stock issued on June 21, 2024 and the Series A-2 Preferred Stock equate to 104,022,720 shares of Common Stock, or an Applicable Percentage of 24.8%. If stockholder approval of the issuance to Cerberus of more than 19.99% of our outstanding Common Stock as of June 21, 2024 (“Stockholder Approval”) is obtained, the Series A-2 Preferred Stock will be convertible into a number of shares of Series B-2 Preferred Stock, par value $0.0001 per share (“Series B-2 Preferred Stock”) that are convertible into an equal number of shares of Common Stock as then represented by the liquidation value of the Series A-2 Preferred Stock. For additional terms of the Securities Purchase Agreement, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2024.

If Cerberus, as the purchaser, funds all draws under the Delayed Draw Term Loan and the Company meets each of the remaining milestones under the Delayed Draw Term Loan, Cerberus will be entitled to receive Preferred Stock or Warrants aggregating to an Applicable Percentage of 33.0% or assuming the number of our outstanding shares of Common Stock on a fully diluted basis does not change after August 29, 2024, Preferred Stock and Warrants with respect to an aggregate of 155,357,957 shares of Common Stock, including the Initial Warrant, Series A-1 Preferred Stock and Series A-2 Preferred Stock already issued to Cerberus. If Stockholder Approval is obtained, such shares of Preferred Stock and Warrants would be directly or indirectly convertible into or exercisable for shares of Common Stock, subject only to a beneficial ownership cap of 49.9% of the issued and outstanding Common Stock of the Company.

As a result of meeting the First Milestone, if Cerberus funds all draws under the Delayed Draw Term Loan and the Company fails to meet all of the remaining milestones under the Delayed Draw Term Loan, Cerberus would be entitled to receive Preferred Stock or Warrants aggregating to a maximum Applicable Percentage of 45.0% (previously 49.0%), or assuming the number of our outstanding shares of Common Stock on a fully diluted basis does not change after August 29, 2024, Preferred Stock and Warrants with respect to an aggregate of 258,073,962 shares of Common Stock, including the Initial Warrant, Series A-1 Preferred Stock and Series A-2 Preferred Stock already issued to Cerberus. If Stockholder Approval is obtained such shares of Preferred Stock and Warrants would be directly or indirectly convertible into or exercisable for shares of Common Stock, subject only to a beneficial ownership cap of 49.9% of the issued and outstanding Common Stock of the Company.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 2.03 of this Current Report on Form 8-K (this “Report”) related to the issuance of the Series A-2 Preferred Stock is incorporated by reference herein.

The issuance of the Series A-2 Preferred Stock was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and was issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 related to the Series A-2 Certificate of Designation (as defined below) and Exhibit 3.1 is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 29, 2024, the Company filed with the Secretary of State of the State of Delaware the Series A-2 Certificate of Designation attached hereto as Exhibit 3.1 (the “Series A-2 Certificate of Designation”).

Under the terms of the Series A-2 Certificate of Designation, each share of Series A-2 Preferred Stock has an original issue price of $9,555,515.30 (the “A-2 Original Issue Price”) and a liquidation value, payable pari passu with the Common Stock, as if such share was convertible into 4,115,209 shares, or an aggregate of 28,806,463 shares of Common Stock, subject to adjustment. The Series A-2 Preferred Stock is non-voting and non-convertible into Common Stock. Holders of the Series A-2 Preferred Stock are entitled to receive dividends or distributions on each share of Series A-2 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-2 Preferred Stock Liquidation Value (as defined in the Series A-2 Certificate of Designation). The Series A-2 Preferred Stock will become convertible into shares of Series B-2 Preferred Stock if Stockholder Approval is obtained.

Under the terms of the Series A-2 Certificate of Designation, at all times when the holders of the Preferred Stock beneficially own at least 10.0% of the capital stock of the Company (subject to adjustment as indicated in the Series A-2 Certificate of Designation), such holders of Preferred Stock of the Company, exclusively and voting together as a separate class, will have the right to appoint one (1) director to the board of directors of the Company (the “Board”). At all times holders of the Preferred Stock beneficially own at least 15.0% of the capital stock of the Company (subject to adjustment as indicated in the Series A-2 Certificate of Designation), such holders of the Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a second director to the Board. At all times holders of the Preferred Stock beneficially own at least 30.0% of the capital stock of the Company (subject to adjustment as indicated in the Series A-2 Certificate of Designation), such holders of the Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a third director to the Board. At all times holders of the Preferred Stock beneficially own at least 40.0% of the capital stock of the Company (subject to adjustment as indicated in the Series A-2 Certificate of Designation), such holders of the Preferred Stock, exclusively and voting together as a separate class, will have the right to nominate and designate a fourth director, who shall be designated by the Board or the nominating committee of the Board to a class of common directors and stand for election as a common director on the Board; provided that, the nominating committee of the Board determine that such appointment of the fourth director not result in a change of control under any Company governing documents or violate any applicable laws, including requirements of the SEC and Nasdaq. In the event that any such fourth director is not approved by the stockholders of the Company at the applicable annual meeting of stockholders, the holders of record of the shares of Preferred Stock will have the right to appoint and elect a replacement for such director, pursuant to the approval requirements set forth above. To the extent any of such directors qualify to serve on any committees of the Board, for each such committee for which at least one (1) director is qualified, such director will be entitled to serve on such committee of the Board. So long as the holders of Series A-2 Preferred Stock have a right to appoint a director, the holders thereof will be entitled to appoint a non-voting observer to the Board. At all times when the holders of Preferred Stock have a right to appoint a director, the holders of Preferred Stock shall not vote any shares of Common Stock they receive upon the conversion of any Preferred Stock or the exercise of any Warrants in any appointment of directors.

At any time after the fifth (5th) anniversary of the original issue date (which is the date on which the Series A-2 Certificate of Designation with the Secretary of State of Delaware), the outstanding shares of Series A-2 Preferred Stock held by any holder become redeemable for cash at the redemption price. The redemption price will be an amount per share equal to the greater of (i) A-2 Original Issue Price plus all accrued and unpaid dividends thereon, up to and including the date of redemption and (ii) the number of shares of Common Stock represented by the Series A-2 Liquidation Value (as defined in the Series A-2 Certificate of Designation) multiplied by the average of the closing sale price of the Common Stock for the five (5) business days immediately prior to the date of redemption plus all accrued and unpaid dividends thereon, up to and including the date of redemption. Subject to certain excluded issuances (as defined in the Series A-2 Certificate of Designation), the Series A-2 Preferred Stock is subject to anti-dilution protection in the number of shares of Common Stock represented by the liquidation preference.

Until the later of (i) such time when the holders of Preferred Stock shall no longer beneficially own at least 5% of the outstanding capital stock of the Corporation and (ii) five years after the original issue date of the Series A-2 Preferred Stock, the Preferred Stock shall have certain other protective provisions including, among others, limiting the ability of the Company to perform any of the following without the affirmative vote or consent of the holders of the Preferred Stock: (i) liquidate, dissolve or wind-up the business and affairs of the Company or effect any event that requires a distribution to the Company’s stockholders in accordance to their liquidation preference, or any other merger, consolidation, statutory conversion, transfer, domestication or continuance; (ii) amend, alter or repeal any provision of the certificate of formation or bylaws of the Company in a manner that adversely affects the special rights, powers and preferences of the Preferred Stock (or any series thereof); (iii) create or issue or obligate itself to issue shares of, or reclassify, any capital stock other than excluded issuances (as defined in the Series A-2 Certificate of Designation); (iv) increase or decrease the authorized number of shares of preferred stock, or create any additional class or series of capital stock of the Company (other than increases in the number of authorized shares of Common Stock); or (v) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (a) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized therein or in the certificate of designation of any Preferred Stock, and (b) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock.

The foregoing description of the Series A-2 Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Series A-2 Certificate of Designation, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

On August 29, 2024, the Company issued a press release announcing the satisfaction of all four applicable performance milestones comprising the First Milestone ahead of the First Milestone Measurement Date, pursuant to the terms of the Credit Agreement. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additionally, on August 26, 2024, the U.S. Department of Energy (the “DOE”) extended the expiration date of the conditional commitment letter to the Company for a loan of an aggregate principal amount of up to $398,600,000 through the DOE’s Clean Energy Financing Program to December 31, 2024, in order to allow for additional time to finalize transaction documents. Certain technical, legal and financial conditions must be met and due diligence to the satisfaction of the DOE must be completed before the DOE enters into definitive financing documents with the Company and funds the loan. The Company continues to work with the DOE to meet these conditions and close the loan, however, there can be no assurance that the Company will be able to secure such a loan or on terms that are acceptable to the Company.

Important Information and Where You Can Find It

This Report may be deemed to be solicitation material in respect of a vote of stockholders to approve the issuance of more than 19.99% of the outstanding Common Stock under the Warrants and the convertibility of preferred stock issued or issuable as part of the transactions contemplated by the Credit Agreement and the Securities Purchase Agreement (collectively, the “Transactions”). In connection with the requisite Stockholder Approval, the Company filed on August 8, 2024, a definitive proxy statement (the “Definitive Proxy Statement”), which is available at the SEC’s website (http://www.sec.gov) and has been sent to the stockholders of the Company, seeking certain approvals related to the exercisability of the Warrants and the convertibility of the Preferred Stock issued or issuable pursuant to the transactions contemplated by Transactions.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND ITS RESPECTIVE AFFILIATES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTIONS. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about the Company, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC can also be obtained, without charge, by directing a request to Investor Relations, the Company Energy Enterprises, Inc. at 862-207-7955 or email ir@eose.com.

Participants in the Solicitation of Proxies in Connection with Financing

The Company and certain of its respective directors, executive officers and employees may be deemed under the rules of the SEC to be participants in the solicitation of proxies with respect to the requisite Stockholder Approval related to the Transactions. Information regarding the Company directors and officers is available in (i) its definitive proxy statement for the 2024 annual stockholders meeting, which was filed with the SEC on April 2, 2024, and (ii) its current reports on Form 8-K filed by the Company on June 24, 2024, and July 29, 2024. Other information regarding the participants in the solicitation of proxies in respect to the Transactions and the description of their direct and indirect interests, as security holders or otherwise, is contained in the Definitive Proxy Statement and other relevant materials to be filed by the Company with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this Report are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our expected revenue, contribution margins, orders backlog and opportunity pipeline for the fiscal year ended December 31, 2024, our path to profitability and strategic outlook, the tax credits available to our customers or to the Company pursuant to the Inflation Reduction Act of 2022, the delayed draw term loan, milestones thereunder and the anticipated use of proceeds therefrom, the ability to draw under the delayed draw term loan, statements regarding our ability to secure final approval of a loan from the Department of Energy LPO, or our anticipated use of proceeds from any loan facility provided by the DOE, statements that refer to outlook, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which we are engaged; our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness; our ability to achieve the operational milestones on the delayed draw term loan; our ability to raise financing in the future, including the discretionary revolving facility from Cerberus; our customers’ ability to secure project financing; the amount of final tax credits available to our customers or to the Company pursuant to the Inflation Reduction Act, uncertainties around our ability to meet the applicable conditions precedent and secure final approval of a loan, in a timely manner or at all from the Department of Energy, Loan Programs Office, or the timing of funding and the final size of any loan that is approved; the possibility of a government shutdown while we work to meet the applicable conditions precedent and finalize loan documents with the U.S. Department of Energy Loan Programs Office or while we await notice of a decision regarding the issuance of a loan from the Department Energy Loan Programs Office; our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in our revenue and operating results; competition from existing or new competitors; our ability to convert firm order backlog and pipeline to revenue; risks associated with security breaches in our information technology systems; risks related to legal proceedings or claims; risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance; risks associated with changes to the U.S. trade environment; risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19; our ability to maintain the listing of our shares of common stock on NASDAQ; our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees; risks related to the adverse changes in general economic conditions, including inflationary pressures and increased interest rates; risk from supply chain disruptions and other impacts of geopolitical conflict; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; other factors beyond our control; risks related to adverse changes in general economic conditions; and other risks and uncertainties.

The forward-looking statements contained in this Report are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the SEC, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the SEC from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this Report.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Series A-2 Preferred Stock Certificate of Designation.
99.1	Press release, dated August 29, 2024, issued by Eos Energy Enterprises, Inc.
104	Cover Page Interactive Date File (embedded with the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOS ENERGY ENTERPRISES, INC.

Dated: August 30, 2024	By:	/s/ Nathan Kroeker
		Name:	Nathan Kroeker
		Title:	Chief Financial Officer